Exhibit 99.2

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JULY 31, 2017 / 12:00PM, DISCA - Discovery Communications Inc Conference Call to Discuss Q2 2017 Earnings and its Definitive Agreement to Acquire Scripps Networks Interactive, Inc.

CORPORATE PARTICIPANTS

Bruce L. Campbell Discovery Communications, Inc. - Chief Development, Distribution & Legal Officer

David M. Zaslav Discovery Communications, Inc. - CEO, President & Director

Gunnar Wiedenfels Discovery Communications, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Alexia Skouras Quadrani JP Morgan Chase & Co, Research Division - MD and Senior Analyst

Barton Evans Crockett FBR Capital Markets & Co., Research Division - Analyst

Benjamin Daniel Swinburne Morgan Stanley, Research Division - MD

Douglas David Mitchelson UBS Investment Bank, Research Division - MD and Equity Research Analyst, Media

Jason B Bazinet Citigroup Inc, Research Division - MD and U.S. Cable and Satellite Analyst

John Janedis Jefferies LLC, Research Division - MD and Equity Analyst

Kannan Venkateshwar Barclays PLC, Research Division - Director

Steven Lee Cahall RBC Capital Markets, LLC, Research Division - Analyst

Kenneth W. Lowe Scripps Networks Interactive, Inc. - Chairman, CEO and President

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the call to discuss the Scripps transaction as well as a Discovery Communications Second Quarter Results. (Operator Instructions) As a reminder, this conference call may be recorded.

I would now like to turn the conference over to Andrew, EVP, Global Investor Strategy. You may begin.

Unidentified Company Representative

Good morning, everyone. Thank you for joining us today to discuss the announcement of Discovery Communications definitive agreement to acquire Scripps Networks Interactive as well as for Discovery’s Second Quarter 2017 Earnings Call.

Joining me today from Discovery are David Zaslav, President and Chief Executive Officer; Gunnar Wiedenfels, our Chief Financial Officer; and Bruce Campbell, Chief Development, Distribution and Legal Officer. We are also pleased to welcome Ken Lowe, Scripps Networks Interactive Chairman, President and Chief Executive Officer, who will also participating in today’s call.

This morning, we released 2 press releases, one announcing the acquisition agreement and one detailing our Q2 earnings, both of which are available on our website at www.discoverycommunications.com. A slide deck with detail on the transaction will also be posted. On today’s call, we will begin with some opening comments from David, Ken and Gunnar about the transaction, after which, David and Gunnar will speak to our second quarter results and outlook. We will then open the call up for your questions.

Before we start, I would like to remind you that comments today regarding the company’s future business plans, prospects and financial performance are forward-looking statements that we make pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are made based on management’s currents knowledge and assumptions about future events, and they involve risks and uncertainties that could cause actual results to differ materially from our expectations. In providing projections and other forward-looking statements, the company disclaims any intent or obligation to update them. For additional information on important factors that could affect these expectations, please see our annual report for the year ended December 31, 2016, and our subsequent filings made with the U.S. Securities and Exchange Commission.

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Just a note that this communication does not constitute an offer to sell or the solicitation of any offer to buy any securities or solicitation of any vote or approval. In connection with the proposed merger, the companies intend to file a registration statement on Form S-4 containing a proxy statement prospectus with the SEC, and you should read the proxy statement prospectus when becomes available because it will contain important information. Both companies and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders in respect to the proposed merger.

Information about each company’s directors and executive officers is set forth in their respective 10-Ks filed with the SEC. You may obtain additional information regarding the interest of such participants by reading the proxy statement prospectus regarding the proposed merger when it becomes available.

And with that, I will turn the call over to David.

David M. Zaslav - Discovery Communications, Inc. - CEO, President & Director

Good morning, everyone. Today, we are excited to announce that Discovery Communications has reached an agreement to acquire 100% of Scripps Networks Interactive, the $90 per share, comprised of 70% cash and 30% Discovery Class C or DISC.A shares. This transaction will bring Scripps world-class portfolio of high-quality, deeply loved brands, including the Food Network, HDTV, Travel Channel, Cooking Channel, DIY and Great American Country. Together with Discovery’s portfolio of world-class brands, including the Discovery Channel, TLC, ID, Animal Planet, OWN, Velocity and Eurosport to create a new global leader in real-life entertainment. This transaction supports and accelerates Discovery’s pivot from a linear TV-only company to a leading content provider across all screens and services around the world.

We know the Scripps assets and management team well. And we believe this transaction checks all the boxes that we look for in driving growth and creating long-term shareholder value. By coming together with Scripps and combining 2 world-class organizations, creative teams and quality brand portfolios, we are building a global content engine, spanning multiple categories, including sports like the upcoming Olympics in Europe; entertainment; lifestyle; factual; kids in Latin America; and free-to-air in major markets like Nordics, Germany, Italy, Spain, U.K. and Poland as well as our superfan brands here in the U.S.

I’d like to touch upon the key strategic rationale for why we are so excited about this transaction and how it will benefit our viewers, deliver value to advertisers, distribution partners and create meaningful value for investors. I will then turn the call over to Ken Lowe, my close friend for almost 30 years, for some of his thoughts on the deal, followed by Gunnar, to provide the current financial highlights of the transaction. Following this, Gunnar and I will return to provide commentary on Discovery’s second quarter results.

Let me quickly summarize the reasons why this acquisition is great for Discovery and its shareholders. First, we will become a premier portfolio of owned and controlled IP across a broad range of genres. This positions us very well as our industry continues to evolve. Second, we expect this combination to unlock global strategic synergies, driving significant value. Third, there will be significant upside to extend Scripps brand and content internationally. Fourth, together, we can accelerate the innovation and rollout of digital and mobile content on new platforms. And finally, we expect to produce robust free cash flow, allowing us to maintain our investment-grade rating and quickly leading to further balance sheet flexibility. I’ll speak to each of these in more detail.

For both Discovery and Scripps, content has always been our north star. Scripps has a wonderful heritage of storytelling and creating quality brands, formats and content, and together, we will produce approximately 8,000 hours of original programming annually. We’ll be home to approximately 300,000 hours of content, and we’ll generate a combined $7 billion short-form video streams monthly, demonstrating our commitment to delivering content as the top short-form provider.

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Combined, Discovery and Scripps will capture about 20% share of ad-supported cable audiences in the United States. The combined company will be home to 5 of the top cable networks for women with over 20% share of women watching ad-supported primetime cable in the U.S. During the last few years, Scripps has grown outside the U.S., now reaching over 175 countries with 60 unique feeds. We feel one of the most exciting aspects of this transaction is our ability to take the Scripps brands, programming and talent around the world to the next level. Over the last 30-plus years, we have built a best-in-class international distribution, sales and language infrastructure that gives Discovery an efficient and flexible foundation to maximize quality content across multiple markets around the world. This is what we do, and we are excited to do it with the world-class Scripps brands.

We are excited by the opportunity to program our existing global female brands like TLC, Realtime and in the Middle East, with content from Food Network and HGTV. We can also take those strong brands and formats like Food and HGTV and launch them in new territories and capitalize on our combined talent, formats and IP to introduce new brands and products from our portfolio to help our distribution and advertising partners.

As part of its global strategy, Scripps also acquired a larger footprint in 2 of our top growth markets, the U.K. and Poland. In Poland, Scripps acquired TVN, a leading Polish broadcaster with part ownership in MC+, one of the leading distributors with nearly 2.5 million subscribers in Poland. Both businesses will highlight our collective presence in Poland.

Similarly, in the U.K., Scripps owns 50% of U.K. TV in partnership with the BBC, one of the leading portfolios of entertainment channels with nearly 10% audience share. We believe having this larger presence and ratings share will help grow our combined business in our #1 international market. Another strategic opportunity of this deal is to use Scripps lifestyle content to fortify our pipeline for Home & Health in Latin America. Home & Health has been a growing brand and business for many years and has successfully licensed some of Scripps content in the past. With full access to the Scripps brands and lifestyle pipeline, we expect to more fully optimize and monetize its content across all of Latin America.

The combination of our collective brands and IP enhances our optionality to create and participate in new mobile and OTT products and platforms and simultaneously strengthens our expertise in short-form content creation, data-driven marketing, endemic advertising and branded entertainment. Notably, between Scripps strength, 2-billion plus views per month and leadership in the important food category and our stake in Group Nine Media, we will together account for 7 billion mobile-first short-form streams and be a leading SnapChat provider.

Our industry is evolving quickly, but I can’t be more excited about the opportunities this combination will bring to our company, for our viewers, for advertisers and distribution partners and for our shareholders.

Scripps is a great company, and one of the big reasons I’m so optimistic is that our companies, our cultures and our workforces share a lot of the values that make these kinds of integrations a lot smoother and more successful. Ken just finished his 37th year at the Scripps company, which he helped build into one of the finest, most successful media companies in the world. In fact, home and garden itself was Ken Lowe’s idea. He’s a great leader, a great entrepreneur and a great friend. And I’m thrilled to also announce that Ken will be joining our board.

I’ll now turn the call to Ken, and then Gunnar will walk through the financial highlights of this transaction.

Kenneth W. Lowe - Scripps Networks Interactive, Inc. - Chairman, CEO and President

Thank you, David, for those very kind words. You’re much too generous. I’m very pleased to be sitting here today with David, Gunnar, Bruce and the Discovery team to talk about this exciting combination.

Bringing Scripps together with Discovery creates an industry leader that will open up new opportunities in the United States and around the world to serve our advertisers, our distribution partners and our superfans. At Scripps, we have successfully transitioned from a U.S.-focused TV network company to a comprehensive and global lifestyle content business. Just like Discovery, we’re delivering our content on a multitude of platforms, building deeper connections with consumers everywhere regardless of device or geography. This agreement presents an unmatched opportunity to grow Scripps leading lifestyle brands like HGTV, Food Network and Travel Channel across the world and on new and emerging social and mobile platforms.

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Discovery has a terrific set of brands, a great management team and has built the best and broadest international platform in the world. They know how to take entertainment brands, take them global, make them better than anybody else, and Discovery’s already extended Scripps programming into international regions such as Latin America, and this has demonstrated the significant upside potential to extend our brands around the world.

Each of our companies has made strong progress, driving innovation in mobile, over-the-top and direct consumer platforms. Together, no doubt, we’ll be a more innovative enterprise in short-form video as well as branded content, endemic advertising and data-driven marketing. We can quickly accelerate our progress with best-practice sharing, greater scale and a deeper portfolio of brands, ensuring we continue to grow our relationship with our passionate fans worldwide.

I’m really delighted to be joining the board of the combined company, and I look forward to working closely with David and the entire Discovery board and team to drive growth and create long-term value for our shareholders. I’d also like to make sure that you saw our 8-K that we file this morning with our earnings preannouncement.

In light of the agreement with Discovery, we wanted to provide you with an early look at our second quarter results and our updated full year guidance. As our 8-K indicates, due to continued ratings and impression softness in the U.S. market as evident in our second quarter ad results, we now expect 2017 total company revenue growth to be approximately 4% versus our prior guidance of 6%. And due to the lower revenue outlook combined with higher expected programming and SG&A expense, we now expect full year total company adjusted segment profit to be approximately flat for the year versus our prior guidance of up 3%.

I will not be taking questions about Scripps financial update on this conference call, but you can follow up with our team with additional questions on our results.

With that, let me turn it back over to Gunnar.

Gunnar Wiedenfels - Discovery Communications, Inc. - CFO

Good morning, everyone. I will now provide more details on the terms an financial expectations for this transaction. Let me start with a recap of some key parameters.

The purchase price value Scripps equity at $11.9 billion plus approximately $2.7 billion of rolled net debt. This implies a total transaction value of $14.6 billion. Scripps shareholders will receive a 70-30 mix of cash and Discovery C class or DISC.K stock. The cash portion will be funded from cash on hand and new debt to be raised and is backstopped by a fully committed bridge facility from Goldman Sachs. The reference stock price for Discovery C class shares is $25.51, which is as of the close of Friday, July 21. We have also provided Scripps shareholders a symmetrical color around this reference DISC.K sha reprice within a band from $22.32 to $28.70, the value of the stock consideration is fixed to an adjustment of the exchange ratio. Outside of that band, the value is variable. The transaction includes a customary breakup fee of 3% of total equity value.

Post closing, Discovery shareholders will own 80% of the economics of the combined company, and Scripps shareholders will own 20% on a fully diluted basis. The deal is expected to be accretive to free cash flow and adjusted earnings per share in the first year after closing and is anticipated to generate run rate cost synergies of approximately $350 million by 2019. We plan to realize half of the synergies in the first year after closing, and we will budget a onetime cost to achieve of around $300 million to $350 million in the first year after close.

The cost savings will predominantly come from share of corporate technology and operational efficiency. To put this into perspective, savings of approximately $350 million represent less than 10% of the combined company’s expense base, excluding content, marketing and advertising expenses. And as David discussed, we also see the opportunity for significant growth in both linear and digital advertising and affiliate sales globally as well as a generally improved vantage point of our journey to a more direct-to-consumer and digital future, none of which has been included in our deal model.

Pro forma for the approximately $350 million in cost synergies alone and baking in no revenue upside, the acquisition AOIBDA multiple on 2017 estimated AOIBDA is 8.7x and is as such relatively in line with Discovery’s current trading AOIBDA multiple. While leverage on the combined company will initially rise to approximately 4.8x gross debt to AOIBDA, we are committed and confident in our ability to deliver quickly and maintain a strong balance sheet in our investment-grade rating. Let me give you a bit more background on that.

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First of all, please note that all of our announcements fully take into account Scripps new lower full year 2017 revenue and EBITDA forecast Ken mentioned earlier, and of course, their updated expectations have been fully accounted for in our models work. We intend to develop all of our free cash flows toward paying down debt until we are back within our new target gross leverage ratio of 3 to 3.5x, which is expected to occur by the end of 2019 at the latest. To be clear, that means we will be suspending share repurchases until we are compliant with our new target leverage metrics.

Please note that the transaction is subject to approval by Discovery and Scripps shareholders, regulatory approvals and other customary conditions. John Malone, Advance/Newhouse Programming Partnership and Scripps family shareholders representing an overwhelming majority of common voting shares of Scripps have entered into voting agreements to vote in favor of the transaction and take certain other actions in each case subject to the terms and conditions of their respective agreement.

And with this, I will turn the call back to David to give an update of Discovery’s second quarter results.

David M. Zaslav - Discovery Communications, Inc. - CEO, President & Director

Thanks, Gunnar. Now I wanted to touch on a few highlights from Discovery’s second quarter. The second quarter was another important chapter    in our strategic pivot to reach viewers across every screen, platform and service around the world, which we expect will accelerate with the Scripps transaction.

We continue to make real progress in maximizing our linear business while making significant progress in growing our digital, mobile and direct-to-consumer channels around the world. I’ll begin with a few details on the strong performance of our global content portfolio where our superfans strategy continued to engage viewers and drive growth.

Discovery was again the #1 nonsports network for men in the U.S. in the second quarter, with Street ranking us cable’s #1 unscripted series among men. ID earned its best second quarter in network history in the U.S., ranking #1 across all ad-supported cable for women, and ID’s audience was up 17%.

TLC’s resurgence has continued in the U.S., with hits like 90-Day Fiance, Happily Ever After, Little People, Big World, 7 Little Johnstons, my 600-pound Life and Skintight, together driving 10% growth among women in prime.

OWN was again a top network for African-American women and the #1 network for African-American women on Tuesday nights. And Velocity earned its 19th consecutive quarter of growth.

Outside the U.S., Eurosport grew its ratings by 17% as a record number of fans tuned in for French Open and Wimbledon. Third quarter has kicked off with continued momentum, highlighted by record-breaking ratings for the 2017 Tour de France, which were up 10%.

We remain focused on driving digital growth across 3 complementary tracks: ad-supported online video, subscription-based OTT and mobile-first short-form video.

First, on the ad-supported front, in the U.S, our TV Everywhere GO apps continued to see impressive growth with a 72% increase in streams since the fourth quarter 2016, and we continue to attract a much younger demo with half of GO viewers ages 18 to 34.

Looking into the current quarter, Shark Week made a huge splash on GO and helped us record our highest live and on-demand streaming date on GO, delivering over 4 million on-demand and live streams through Saturday with over 60% of the audience ages 18 to 34.

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On our second digital track, we continue to expand our subscription-based OTT business through the Eurosport Player, our sport streaming product. I’d like to highlight 4 key linchpins supporting the continued rollout of this product. The first is an improved technology capability as we transition to the BAMTech platform. Second is our updated product and pricing strategy, namely our recent strategic pivot to a season pass model and a more tailored country-by-country approach. Third, our new and differentiated distribution deals. In the second quarter, we announced 2 major telco distribution partnerships for the Eurosport Player, one with Telecom Italia and another with Swisscom, the mobile leaders in Italy and Switzerland, respectively. The partnerships commit these 2 mobile and broadband leaders to market the Eurosport Player to their millions of subscribers, providing a very efficient and exciting customer acquisition pipeline for us. Because they bill for the service, we expect it will be a real helper in acquisition as well as reducing churn because we’ll be part of their billing process.

Furthermore, Telecom Italia was the first partner to sign up to being the official mobile broadcaster for the Olympics. The partnership grants Telecom Italia access to the rings and brings exclusive and differentiated Olympic Games content to their users.

Fourth is leveraging our deep rights packages, notably in Norway, MotoGP antennas have been large drivers of the recent sub growth as subs have nearly doubled over the past 6 months.

In summary, we continue to learn a lot about our direct-to-consumer product, the way customers are interfacing with it, the data we are able to access, and we’re very pleased with the continued momentum in our subscriber growth.

In this vein, as we continue to focus on driving growth of the Eurosport Player, instead of the old model of simply licensing our channels to a third-party with no customer information, we have made the strategic decision to exploit our Bundesliga soccer rights through the Eurosport Player in Germany for the season, starting in 2 weeks. This is a big decision, reflecting an important trade-off. We are building asset value at the expense of lower short-term revenues compared with the traditional distribution deal. We’re confident these rights will help significantly accelerate growth for our Eurosport Player platform. We also expect to elevate the Eurosport brand to a new level in Germany, a key market for us.

We also continue to see other opportunities to monetize the Bundesliga rights, as highlighted by our recent deals to bring the games to Switzerland’s Swisscom and Teleclub subscribers. By the time of the first Bundesliga match of the season, we are confident the Eurosport Player will have additional distribution partners in Germany who have recognized household brands in that market.

As Gunnar will discuss in more detail, in light of our decision around Bundesliga, we now expect full year international organic distribution growth of approximately 10%. We are still very comfortable with our official constant currency guidance of low to mid-teen adjusted EPS growth and low double-digit free cash flow growth for 2017.

During the second quarter, we also announced a deal with Amazon U.K. to stream Discovery Channel, Eurosport and Olympics content to U.K. Prime subscribers, extending our reach with the help of Amazon’s marketing prowess and data around customer behavior and habits.

Finally, we continue to fortify our leadership in short form, thanks in large part due to Group Nine. Discovery and Snap teamed up last year to bring SnapChatters a mix of highly informative and entertaining Shark Week content on SnapChat Discover. Shark Week on SnapChat was a great success. The Shark Week premier falls within the top 3 SnapChat show premieres to date in terms of audience size and over the course of last week, over 12 million unique SnapChatters tuned in to the show. We also have put concepts into development of MythBusters and ID snap series. Since our investment, Group Nine has grown an astonishing 40% to nearly 5 billion monthly streams. The Group Nine relationship and the scale of streams on Facebook has opened doors for us to work with Facebook to greenlight a number of mid-form content series that we recently announced on their Spotlight platform.

I’ll now turn it over to Gunnar for more details on the quarter.

Gunnar Wiedenfels - Discovery Communications, Inc. - CFO

Now I will share the highlights of our second quarter financials. Our second quarter results were driven by continued global distribution growth combined with a strict focus on cost management.

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Our total company reported revenues and adjusted OIBDA were both up 2% while constant currency revenues and adjusted OIBDA were up 3% and 2%, respectively, as currency impacts on our revenues and profits continue to improve this year.

Net income available to Discovery Communications of $374 million decreased versus the second quarter a year ago due to below the line items. On the positive side, we had improved operating performance and a lower effective tax rate of 20%. However, these positive effects were more than offset by a large noncash $67 million swing and below the line FX expense due to revaluating our cash and other balance sheet items held in foreign currencies as well as higher equity earnings losses, primarily due to the timing of our solar investments. These losses depend on the number of installations going live in the quarter, and we are currently ahead of plan, which led to the loss of totaling $42 million in the second quarter versus our expectation of $30 million while the full tax benefit will still come over the balance of the year.

Looking forward to the full year, we are now quite confident to achieve a full year tax rate of a couple of hundred basis points below 20% as we continue to benefit from our international asset base as well as our solar investment.

The full year book loss from solar is expected to total approximately $200 million with the current expectation that the remaining impact will be split evenly between the third and fourth quarters. Note that net-net, we still anticipate that our solar investments will have a positive impact on full year net income, and the benefits from our tax credit as well as the tax shield on the book losses will more than outweigh around $200 million of book losses.

Now let us turn to EPS. Earnings per diluted share for the second quarter was $0.64, and adjusted earnings per diluted share, which excludes the impact of acquisition-related noncash amortization of intangible assets, was $0.68. Keeping in mind the large below-the-line FX swings mentioned earlier, excluding currency impacts, adjusted EPS was up 9% for the quarter.

Second quarter free cash flow was $157 million. The decline versus prior year period was almost completely driven by the timing of working capital. Our full year outlook for free cash flow, excluding FX, has not changed.

Turning to the operating units. Let me start with our U.S. Networks. Our U.S. Networks total revenues were up 2%, led by 4% distribution growth and flat reported advertising growth. And adjusted AOIBDA was up 4% given lower SG&A and cost of revenue. Our flat advertising growth or up 1% on an underlying basis, excluding the impact of December’s group line transaction and the deconsolidation of CCAR and source fed was primarily due to strong pricing and improved monetization of our GO platform, which again added a point of growth in the quarter, partially offset by lower delivery due to continued universe declines and the timing of Shark Week, which aired partially in the second and partially in the third quarter last year, but aired 100% in the third quarter this year.

As we look ahead to the third quarter of 2017, we currently expect the reported U.S. ad growth to accelerate versus the flat growth this quarter and be up low single digits. In more detail, as just mentioned, we will benefit from the timing of Shark Week as well as easier comps are versus the Olympics last year. And otherwise, we are seeing similar trends in the second quarter. We expect to continue to maximize yield on our linear networks as pricing remains healthy, which will likely be offset by overall universe declines. Additionally included in our outlook is again, a point of growth from our GO platform, which will again be offset by 100 basis point impact from the Group Nine transaction.

Now let us look at the affiliate revenues. Our second quarter domestic distribution revenues were up 4% with growth drivers similar to the first quarter: higher contracted affiliate rates, partially offset by a decline in subscribers. To a lesser extent, growth was also driven by contributions from other distribution revenues, i.e., content deliveries under licensing agreements.

Total portfolio subs in the second quarter declined by just over 4% year-over-year, an acceleration versus the first quarter when subs declined just over 3%. As we stated on your year-end call, we still expect 2017 full year distribution revenue growth to be in the mid-single-digit range, assuming subscriber trends remain relatively consistent. We will continue to benefit from higher pricing in our existing affiliate deals, and we will also continue to aggressively pursue additional ways to increase our digital distribution revenue and monetize our content across all platform with existing and new distribution partners as the media landscape continues to change.

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Turning to the cost side. Operating expenses in the quarter were down 2%, leading to adjusted OIBDA growth of 4%, with margins expanding by 200 basis points to 64%. As we look ahead for the rest of the year, we will continue to focus on managing and limiting U.S. cost growth with year-over-year total cost growth still expected to peak in the low single digits range in the third quarter, partially due to Shark Week and our scripted drama, Manhunt.

I will now turn to our international operation. Reported revenues were up 3%, and adjusted OIBDA was down 4%, while excluding currency, revenues increased 4%, and adjusted OIBDA was down 5%. For comparability purposes, my following international comments will refer to our organic results only, so we’ll exclude the exclude impact of currency.

The 4% second quarter revenue growth was comprised of 7% distribution growth and 1% advertising growth. Our 7% distribution growth was driven by higher affiliate rates throughout Europe, where we have already been successful in monetizing our expanded content portfolio that now includes sports to secure higher contracted pricing increases and higher rates throughout Latin America, partially offset by a onetime favorable contractual adjustment in Europe in the second quarter of last year.

Looking forward, as David mentioned, we are revising our full year distribution vision outlook given our strategic pivot on Bundesliga in Germany, and we now expect growth of approximately 10% for the full year. Let me explain this decision in more detail.

Clearly, Bundesliga will not be profitable this year based on the player alone, but as we have stated before, we are optimizing the total value of our sports IP portfolio over the long contract terms. We always want to balance exploitation across linear, digital and sublicensing and given the early successes we have seen pivoting to the season pass model and leveraging premium rights for the player as well as the high value of these rights, we believe that at this point, this is the best way to maximize monetization.

I will reiterate what David said, we will now expect real acceleration of the player and expect to elevate the brand to a new level in the key German market. We are convinced we will be able to build real asset value here, which is clearly a top priority at the expense of short-term revenue growth.

As we have seen over the past quarters, we have been successful in limiting our cost growth to create profit headroom that allows us to make such value-oriented exploitative decisions without having to take a hit on AOIBDA.

Turning to advertising. Our 1% growth was mostly driven by growth throughout most of Europe, excluding the Nordics, due to improved ratings in volume, offset by declines in the Nordics due to put and share challenges and declines in our smallest region, Asia-Pac. As we look ahead to the third quarter, we expect ad sales to be up low to mid-single digits, helped by easier year-over-year comps with the Olympics and the European Football Championships.

We expect to see growth in most Europe and Latin America, again offset by weaknesses in our smallest region, Asia-Pac.

Turning to the cost side. Operating expenses internationally grew 8%, primarily due to higher sports content and production costs. Given the tough AOIBDA comp as this quarter saw lower revenue growth from distribution and advertising in the quarter versus higher sports cost this year, AOIBDA growth was down 5%.

Looking ahead, we expect total cost growth to peak next quarter at high single to low double digits and then come down in the fourth quarter. As indicated on our last call, we also want to provide an initial framework on to think about the financial impact of the Olympics for 2018 and beyond. Let me start with some thoughts on the value of these games, please.

Summer games generally have more hours or more popular and bring in high revenues than winter games. Location matters as well, given the impact of time zones on value and individual markets.

As you know, the first 3 games are in Asia with our current expectation being that the 2024 Games will be in Paris. On this basis, our current working hypothesis, which represents our best expectations at this time, is that we will recognize 10% of the total of $1.4 billion rights cost in the first quarter of 2018 with 30% then recognized in 2020, 15% in 2022 and 45% in 2024.

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Other financial implications for next year’s Olympics are: we expect an additional $100 million of production and other costs to also be recognized in the first quarter. And we do not expect the Olympic do have a material impact on our full year profit. As we have discussed before, the majority of revenues will come from sublicensing, which will be recognized in the other international revenue line and additional revenues from ad sales, digital as well as some attribution of affiliate revenues in Europe due to the halo effect of having these rights.

Now taking a look at our financial overall picture. In the second quarter, we spent a total of $301 million repurchasing our shares after investing $15 million gross in solar. We have now spent over $8.5 billion buying back shares since we began our buyback program in 2010. And we have reduced our outstanding share count by over 38%.

During our first quarter call, we talked about a review of our capital structure and allocation approach. Having completed this review, I am happy to largely reiterate our financial policy. Looking forward, as stated, we remain absolutely committed to our investment-grade rating with the new goal of ultimately having our gross leverage between 3 and 3.5x.

Once we are comfortably in that range, our capital allocation philosophy will remain the same. First, investing in the company and strategic accretive M&A with remaining capital allocated towards buying back stock. Finally, regarding our full year guidance, as mentioned, we are reiterating our expectation that full year 2017 constant currency free cash flow growth will be at least low double digits.

I am also pleased to reiterate that constant currency adjusted EPS growth will be at least low to mid-teens. While our net international affiliate outlook is lower, on the positive side, we continue to manage our constant currency total company cost of revenues to be in the high single-digit range versus the previous guidance of high single to low double-digit range. Our budgets had always left us with headroom, and following our success in managing these costs in the first half of the year, we are now comfortable going to the low end of that range.

We still expect total company constant currency SG&A growth to be flat to up low single digits. Finally, these metrics exclude any impact from the Scripps deal. Clearly, we do expect additional interest and transaction costs, and we will update you on these items later in the year.

I also want to update you on the expected year-over-year foreign exchange impact on our full year reported results, which has again improved versus our prior guidance, given the recent weakening of the dollar as well as our hedging program. Assuming rates stay constant for the rest of the year, the year-over-year FX impact on revenues is now expected to be around flat with a slightly negative impact on advertising revenue and slightly positive impact on affiliate revenues, canceling each other out.

On AOIBDA, currency tailwind and is expected to have a positive impact of $10 million to $20 million. Finally, currency is now expected to have a negative $0.13 to $0.16 impact on adjusted EPS, primarily due to last year’s below-the-line FX gains.

In closing, let me come back to the Scripps transaction. This is a very exciting time for us, and we’re extremely optimistic about the opportunities this accretive combination creates for our company, for our viewers and for our shareholders. We will become a global content leader in a strong position to drive sustainable growth. The combined company will innovate and leverage our effective brand and expertise across existing and new platforms throughout the world to drive growth, innovation and long-term up for shareholders.

Thank you again for your time this morning, and now David, Ken, Bruce and I will be happy to answer your questions. Please note, we would like to keep the questions on the transaction and the second quarter results.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from the line of John Janedis of Jefferies.

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John Janedis - Jefferies LLC, Research Division - MD and Equity Analyst

David, when we look at your focus on the international business in sports over the past 3 years, I guess, this is a bit of a bit of a pivot, so can you talk about why now? Is it simply the rapid change to the U.S.? And looking ahead a couple of years, do you think you have the global portfolio you need across all platforms?

David M. Zaslav - Discovery Communications, Inc. - CEO, President & Director

Thanks, John. Great day for us. And it’s a good question. There’s such alignment in terms of how we see the future with Ken and Scripps. We own almost all of our IP, and we take it around the world and can take it on to any platform. And Scripps, similarly, owns its IP. We moved into this structure of thinking about our content more about what will people watch when they can watch anything, and what do we have the people will pay for before they pay for dinner. That’s why we got into Eurosport. That’s why we did the Olympics, and we bought so much sports IP. It’s one of the reasons why we’ve pushed very hard with kids in Latin America, where we’re the leader, and it’s one of the reasons why we’ve really tightened up our brands, whether it’s Oprah, discovery about curiosity, ID with crime, and we believe the ability to take that IP around the world and direct the consumer is the future of Discovery, and nobody has done that better in terms of passionate superfan brands than Scripps. So — and a few years ago, when we were looking at Scripps, we were 75% to 80% male around the world with our 10 channels. But over the last 4 years, we’ve launched TLC around the world. We have Home & Health, and we launched free-to-air female channels in Europe. And so we think that their content, as we sprinkle it in 55 languages around the world, together with our formats, together with our ability to convert underperforming channels that we have, like we did with ID and with TLC, we could do that with Food and HGTV. So we think that this gives us a huge content engine, and it also allows us to visit that content onto any platform, whether it be skinny bundles, direct-to-consumer or the 7 billion screens out there in mobile. So I think this gives us much more optionality, much more strength and the idea of our company being filled with passionate content that delivers to superfans around the world, travel, home and garden, food, cooking, all I think make us stronger, and it fits right on top of us. We have this huge infrastructure, and it just fits right and on top of existing infrastructure.

John Janedis - Jefferies LLC, Research Division - MD and Equity Analyst

Okay. And maybe on the cost front. You guys spoke to the $350 million of the cost synergies. From an affiliate fee perspective, can you speak to any potential and the benefits of scale in future negotiations? And can you help us with any time line for potential revenue synergy upside?

David M. Zaslav - Discovery Communications, Inc. - CEO, President & Director

Just speaking to the affiliate side, the brands that Ken has developed and the great team that he has at Scripps are some of the most loved brands on cable. When you put them together with us, our mission has been quality brands. Scripps’ mission has been quality brands, and so we now have some of important quality brands superfans here in the U.S., whether — so entertainment bundle, we would be in the sweet spot of delivering passionate viewers, people that would — that are spending time watching television or spending time with these brands and be a critical element of that. As I’ve said many times, as you look around the world, we’re on every skinny bundle in a meaningful way around the world because almost every skinny bundle is entertainment. Here, it’s a bundle that is — that has sports, and we’re the only market with (inaudible) trends. We think this helps us with our ability to get on to all bundles, but as there’s a transition to skinnier bundles and entertainment bundles, over-the-top, direct-to-consumer, this gives us terrific IP. It helps us, and Ken has been so effective in getting his content on all platforms. Ken, you may want to speak to that.

Kenneth W. Lowe - Scripps Networks Interactive, Inc. - Chairman, CEO and President

Well, yes, John. I just echo a lot of what David said. When you look at the future of bringing Scripps into Discovery, really future proof our brands, I think, on a global basis. First, let me just say how proud I am today of all our employees and the brands they build, the digital businesses they built. And now, to be able to think about this on a global basis, combining with Discovery, is really exciting and echo what David said. The content that we have so successfully, both companies, created, developed on linear, now has this huge opportunity on the digital basis, on a social basis, on short-form video. And John, you’ve heard us talk about this for several years now how we pivoted the company and how we’ve successfully started moving into these areas. So it’s a just a historic day for Scripps, for the Scripps family, for the employees of Scripps Networks Interactive, and we couldn’t be more excited about the future together on the possibilities that are out there.

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David M. Zaslav - Discovery Communications, Inc. - CEO, President & Director

One point on distribution, which we think is meaningful. Discovery provides about today, 12% of viewership on cable, and we get about 6% of the economics, and Scripps provides 8% or 8-plus percent of viewership and also a smaller amount of economics. When you put us together, we’re about 20% of the viewership on cable, but we’re less than 10% of the economics. And so we are very low priced, which I think gives us some opportunity and headroom to move that up, but more importantly, as people are choosing content to put on a platform, our content together, way overdelivers in a way that’s not just overdelivering in terms of the passionate audience for the ratings, but in terms of economics that is being paid for in the marketplace today.

Gunnar Wiedenfels - Discovery Communications, Inc. - CFO

And John, maybe on the synergies, clearly we see a lot of synergistic synergy on the top line as well as I said earlier, the $350 million number that we have put into our model is purely cost synergies, and we haven’t baked in any upsides on the top line. So as you look at our international business, all those female channels, generally our ad revenue over a period of time of like a year, would track pretty close to our market share growth, particularly because GDP is about 0 around the world. So as our international business was growing double-digit or mid-teens, our market share was growing. And so we look — this isn’t built of the model, but we look at their model, their content, which is basically unencumbered, largely, around the world and being able to convert that into 55 languages, we already have been buying their content in Latin America for Home & Health and seeing a very significant lift, and we’ll be able to deploy that content around the world. And if we see market share gain, that’ll translate very quickly to real advertising value for us around the world.

Operator

Our next question comes from the line of Alexia Quadrani of JPMorgan.

Alexia Skouras Quadrani - JP Morgan Chase & Co, Research Division - MD and Senior Analyst

Actually my questions sort of follow-up on that if you don’t mind. On the revenue side, do you see — if you could maybe prioritize, it sounds like there’s a tremendous opportunity on the revenue side for this company. But I’d love it if intermediate term, you could sort of prioritize where you see this kind line life, international sort of at the top of the list? Is that U.S. distribution? I know a lot of the distribution region agreements have recently been signed in Scripps as well as Discovery. Does that limit your ability to kind of we look at those until they expire? Or is it may be in the over-the-top where Scripps is in some over-the-top distribution Discovery’s not. Is there an opportunity kind of go back and revisit those discussions? If you could just sort of give us more color on sort of the — what are the priorities in the immediate term that would be great.

David M. Zaslav - Discovery Communications, Inc. - CEO, President & Director

Thanks, Alexia. I think it’s all of the above. As we look at our company, we put our — we look at our company in baskets. You look at U.S. distribution, I think this helps is the direct — with the skinny bundle. It helps with entertainment bundle. It helps with over-the-top and gives us a lot of flexibility to provide more content distributors also in mobile. In addition to the distribution side, on the advertising side, we now have 5 of the top channels for women that we have an even stronger portfolio to go to the advertising market with. And one of the things that Scripps and Ken and the team have done very effectively would you can learn from is bringing in the endemic advertiser and nobody’s done a better job than they have. In short form, the short-form basket, we think this helps us a lot. we’ve already invested in Group Nine, where we have over 5 billion streams a month, and we are leader in Facebook. There are the leader with food and they have over 2 billion. So together we’re now 1, 2 or 3 in terms of short-form content and that content goes around the road. And domestically and internationally, we think that being able to take our content and use it across all of these channels should help us as we in many markets, where there’s some secular decline, the ability to move the talent, the content, the IP, around our linear channels, on other platforms, gives us I think the real strategic advantage. Ken?

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Kenneth W. Lowe - Scripps Networks Interactive, Inc. - Chairman, CEO and President

Yes. And Alexia, just — I totally agree with your scenario about top line growth. Just give you one example, and we’ve talked about it recently. In January, we launched HGTV in Poland, as you know. And immediately, just overnight has become the second lifestyle network, second only to our other lifestyle network there, Style. But what’s been interesting is we’ve already seen the same pattern with HGTV in Poland that we’ve seen domestically. And that is the ancillary revenue opportunities, as David said, endemic advertising, the social media that’s already sparking up around this. So just imagine launching our brands globally, as David has said, and having the same attributes of the global basis that we’ve seen domestically. So we think we can bring a lot of firepower to the top line growth of these brands, as we accelerate their launch around the world.

David M. Zaslav - Discovery Communications, Inc. - CEO, President & Director

As we look at this combined company, we may have more IP than any other media company. We’re certainly up there, and if our strategy is correct, the consolidation by distributor so that over the next couple of years, there’ll be one distributor providing mobile, broadband, multichannel and hard phone, which we’re already seeing in Europe, more and more you see these distributors wanting to decommoditized the pipe. We did terrific deal with France, we’ve done a deal, we’ve done a deal with Telecom Italia. In each case, saying, what type you do you have that could either be exclusive or interesting for us to give to our users or do uniquely nourish our subscribers or users? And we just have now a bigger menu of affinity brands, lots of content we can put together for in Europe, in Latin America and here in the U.S., and we have a lot more data. One of the things that Scripps has done better than everybody is to lean in not just to the superfan affinity group, but to get data and to have real interaction with them. I mean, Ken talked about that. That’s another practice we think we can really learn from and bring to our company.

Kenneth W. Lowe - Scripps Networks Interactive, Inc. - Chairman, CEO and President

Well, as we talked about in the earnings calls over the past several years, these brands bring along an affinity group, a passionate group of folks that we like to say do what they view. And as we have been able to dig deeper into data, for example, let’s take the HGTV dream home, where we had a — over 130 million entries in this year’s [home], those are opportunities to get direct communication with consumers where we can board deeper on data, find out viewing patterns, find out behavior patterns and most importantly buying patterns, and that’s why I’ve been able to overindex on advertising. And if you really look at the future, we’ve talked about this many times, again, it’s taking what we — both companies have done an outstanding job on linear television and now, thinking about how we take that globally to bring in additional revenue streams. So based on everything we have today and looking at each other, this is just the perfect marriage as far as 2 companies and 2 incredible management team and employee groups coming together.

David M. Zaslav - Discovery Communications, Inc. - CEO, President & Director

One important point about that is that we look at the management team at Scripps, and we see that as one of the most important assets that we’re acquiring. Their ability to program home and garden and food and take it to different platforms and to build a real relationship with the users and to figure out how the nourish them on all platforms, it’s a hugely talented team across the board, marketing, programming, sales, and so I think as we look at it, we get a chance to take our team, which we think is best of class and Ken’s team that’s best of class and build a company for the future.

Kenneth W. Lowe - Scripps Networks Interactive, Inc. - Chairman, CEO and President

Yes.

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Operator

Our next question comes from the line of Steven Cahall of RBC.

Steven Lee Cahall - RBC Capital Markets, LLC, Research Division - Analyst

Just 2 for me. First, I was just wondering if you might be able to give us a range of EPS accretion that you expect in the first year based on where your current models are today. I know you’ve got a lot of moving parts today between Olympics and the change to the SNI outlook, et cetera, et cetera. And then secondly, I was just wondering if you could give us a little more detail on what you saw in the quarter in terms of the slowing or — sorry, the accelerating subscriber declines at the portfolio level that you mentioned. Do you think this is a seasonal thing? Do you think this has to do with maybe the introduction of some of the VMVPDs? Or you think that this may start to be a trend that you see in future quarters?

David M. Zaslav - Discovery Communications, Inc. - CEO, President & Director

I’ll hit the universe decline fees. It’s about 3% is what we’re seeing for our larger channels. Some of the smaller channels that we have are seeing decline a little bit larger than that. It’s pretty hard to tell based on the quarter. You look at the — at what each of the distributors are reporting, and it feels like maybe that’s about right, maybe it’s a little bit better for us than that, but we’ll just have to see whether it’s — it levels off of that, gets a little better, gets a little worse, it’s very hard to tell. But right now, it’s around 3% for our bigger networks.

Gunnar Wiedenfels - Discovery Communications, Inc. - CFO

Right, and even on the accretion, I think we kind of hit a sweet spot with the 70-30 cash equity mix, making use of the balance sheet without jeopardizing investment-grade rating. So we clearly looked at a deal, which is going to be accretive in the first year already. I will also say that the $350 million synergy number, I’m very, very confident with our ability to achieve that. To remind you, we’re planning to achieve 100% of that by 2019 and about 50% in 2018. And as I said earlier, I’m very, very confident that we will not only achieve but likely overachieve this number.

Operator

Our next question comes from the line of Ben Swinburne of Morgan Stanley.

Benjamin Daniel Swinburne - Morgan Stanley, Research Division - MD

David, can you talk a little bit about how you’re thinking about direct-to-consumer in the U.S.? I know it’s something you’re been working on in Europe and has deployed. Sounds like you’re having some success there. The U.S. market is trickier, given the earnings you generate from the bundle. Does this deal change sort of of your calculus of going to market here? And do you have the capabilities and the rights you need to do it here if you so choose? And then, I just have a couple of quick ones for Gunnar. Gunnar, any tax synergies or tax comments you can give us about the pro forma entity? You guys have a, I think, a 500, 600 basis point lower tax rate than Scripps does with some nice cash tax characteristics as well. Can you help us think about the tax impact on the deal? And on Bundesliga, I assume those rights fees grow for you every year that you pay the Bundesliga. So what does the strategic decision you’ve made with the Eurosport mean as you move to the rest of the life of this contract? Do those losses sort of increase in the first part of the contract? I think you can help us think about the impact of this decision on sort of the life of the contract would be great.

David M. Zaslav - Discovery Communications, Inc. - CEO, President & Director

Thanks, Ben. We — this new company’s going to have tremendous optionality, but the ecosystem in the U.S. remains extremely healthy for us.    Our U.S. business as Discovery’s continuing to grow, together we think we can grow in a meaningful way for a lot of the reasons that we’ve already explained. Working with the distributors will be a very effective way to take all these quality brands and skinnier bundles and have them reach

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more consumers and more demos. Going over-the-top with some of our existing distributors or some of the new players will be a way to add incremental opportunity. I think we’re going to be extremely attractive. We should be the core of any skinny bundles. If you — Discovery was the #1 most valued brand for over-the-top and for women, Home and Garden and food are in the top 3 or 4 more selected brands. You add to that OWN and TLC and ID, which is the #1 channel for women in America, we have a quite a compelling offering that we can bring to any distributor or we can come together with a few others and do it ourselves. And so I think we have a lot of optionality. Let me just hit the Bundesliga point because I think it’s very important strategically. The direct-to-consumer business, we think, is a huge part of the future of our company. It’s one of the reasons why we have been investing in Eurosport. We did the Bam deal. We have our sport Netflix product, which we’re finding some real traction on now. We’re learning a lot about — it’s been 2 years and in 2 years, we learned that our platform wasn’t good enough, so we did the Bam deal. We now have that platform, which will be fully rolled out within the next 6 months. We’ve been talking to consumers for 2 years about what they like about our player, what they don’t, how they’d like to have our content. We’ve changed our — the idea before we thought it effectively like an ESPN. All you could eat for $8 and now, we’re finding it’s really more like a magazine rack. People that love tennis, they’re willing to pay a lot more, but all they want is tennis. And some people want cycling, all they want is cycling, and we had a talk to the users as they come in for the French Open and then the churn would be huge, and we’d say, but wait a minute, MotoGP is on, cycling is on, they said, no, no, I love the tennis. That’s what I wanted. So we’re changing our pricing, we’re changing our approach, churn is coming down. We’ve almost doubled our subscriber base in the last few months, and so we see the ability take the Bundesliga in Germany direct-to-consumer. Now that we have a strong platform, a really good team that we’ve built out of London that’s just in the direct-to-consumer business, it’s a direct marketing business. It’s a team that deals with churn, that deals with credit cards. That took us 2 years to build that, and we’re ready to GO now. And the idea of building a direct-to-consumer sports business across Europe, 740 million people. If we could get that to scale, the kind of multiple that you guys are giving to Netflix, and we look at that, and we say, we have a very profitable existing business. If we can build this direct-to-consumer business in Europe and we’re doing it with our other IP and we think we can do with some of these affinity brands around the world that we could come out of this terminal value channel as one of the big winners in media.

Gunnar Wiedenfels - Discovery Communications, Inc. - CFO

And Ben, maybe to add to that. I mean, as you say, it’s a long-term deal, it’s 4 years. There are no meaningful increases in terms of the license fee over that deal term. And the way you look at it is we optimize the value of that contract over the full lifetime. The landscape is going to evolve over those last 4 years. As a matter of fact, we’re in the process of talking to a number of other partners. Matter of fact, we’re confident that we will be announcing additional partnerships before the first match is going on air. So there’s a lot of moving parts in that whole deal, and we continue to see a lot of value in — that we’re optimizing out of that contract.

David M. Zaslav - Discovery Communications, Inc. - CEO, President & Director

The final point, which I think is important that we learned is, we could be in the direct marketing business for our IP, but it’s much more powerful if you can get existing distributors to market it and bill for it. So when we send a bill, whether it’s $8 or $18 or $29 for a season’s pass to a particular product, we’re billing, and the customers now getting that every month. The deal that we did with Telecom Italia and Swisscom, they’re now billing for us, and they’re marketing for us. And I think that, we believe as we take that across Europe, is going to be a huge helper for us. The idea that someone is now getting a bill for $116 and $8 or $10 or $12 of that is us, we believe that that’s going to churn reduce. It’s reduced churn significantly for Netflix. As John Malone would call it, it’s check the box. It gives you an incremental half [than] your marketer, and it puts you in a billing system that’s much more sustainable. And that’s a key part of the strategy, and we’ve proven that out in early stage by getting 2 of the bigger players in Europe to sign on with us. So we’re going to look to take that across Europe.

Gunnar Wiedenfels - Discovery Communications, Inc. - CFO

Right. So on your tax question, Ben, so we haven’t factored any tax energies into our model. That being said, of course, we will continue to be very, very focused on optimizing our tax rate. So let’s wait until the deal closes, and I’ll be sure taxes will remain a key factor in all our decisions.

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Operator

Our next question comes from the line of Doug Mitchelson of UBS.

Douglas David Mitchelson - UBS Investment Bank, Research Division - MD and Equity Research Analyst, Media

A few quick ones for Gunnar, and then one for David. Gunnar, asset sales you considered at all to accelerate the deleveraging process?

Gunnar Wiedenfels - Discovery Communications, Inc. - CFO

We’re not planning any asset sales, but clearly we’ll — let’s wait until the closes, and we’ll take a look at the product portfolio and see how we can extract the best value out of the combined business. We’re not planning any sales. We haven’t baked anything into the numbers.

David M. Zaslav - Discovery Communications, Inc. - CEO, President & Director

One of the great things about this transaction is it’s 1 [over] 1. You look at Poland, that’s a very big market for us. We picked up a huge amount of EBITDA and a lot of market share in Poland. UKTV, our #1 market is the U.K., and we think that was a very smart investment. We like BBC very much. Tony Hall is a — has been a great partner to us and being able to step into those shoes, we’re looking forward to that and see what we can look together. Look at overall assets, we’re in the same business, and so we don’t look at it and say, oh, they got a radio business here or different business there that we should get out off. They’re in the core business that we are, and we think those core assets make us together stronger.

Douglas David Mitchelson - UBS Investment Bank, Research Division - MD and Equity Research Analyst, Media

All right. It’s helpful, and then I just want to come from the commentary around EPS accretion is that for GAAP EPS or adjusted EPS, excluding purchase price accounting or both?

Gunnar Wiedenfels - Discovery Communications, Inc. - CFO

Well, that would be in the first year, clearly for adjusted EPS because we’ll have some transaction costs, but going forward, it’s going to be for both.

Douglas David Mitchelson - UBS Investment Bank, Research Division - MD and Equity Research Analyst, Media

For both? And then I noticed in the press release on the commentary on the advanced share class change. Is there anything meaningful in terms of the new plus stock versus the old class of stock?

Gunnar Wiedenfels - Discovery Communications, Inc. - CFO

No. there — in terms of the economics on ratio, et cetera, nothing is changed. There’s no real value transfer. It’s really the flexibility increase. But I — Bruce, do you want to?

Bruce L. Campbell - Discovery Communications, Inc. - Chief Development, Distribution & Legal Officer

Yes, hi, it’s Bruce. That’s exactly right. The transaction was negotiated by a special committee of our board from an Advance Newhouse perspective just give the more flexibility and liquidity in the C shares that they hold. But in exchange for that and the reason the company went along with the

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agreement Advance Newhouse having consent right over the Scripps deal, so as part of this exchange, they gave their consent. In addition, they agreed to give the company 7.5 years right of first offer should Advance/Newhouse decide to sell their Series A preferred shares, which have special voting rights attached to them. And then lastly, for the C common shares, which now have increased liquidity for Advance/Newhouse, they did, however, agree to a 3-year lockup on those shares that kind of plays out over the next 3 years. So it was a good exchange for both parties.

Douglas David Mitchelson - UBS Investment Bank, Research Division - MD and Equity Research Analyst, Media

Okay. David, given the strategy in Germany and the commentary you gave earlier on the Eurosport Player progress, can you give us sort of the Olympics and the sublicensing process so far, I think there might be some news out for licensing in Germany?

David M. Zaslav - Discovery Communications, Inc. - CEO, President & Director

Sure. Thanks. We had said earlier that we were going to do the Olympics ourselves in Germany with the buzz business and it’s not final, the buzz around Paris being a possibility for ‘24 and with the momentum are able to build across Europe, we ended back in discussions with ARD and CDF, the public broadcaster in Germany. It’s one of our biggest markets. And are very close to a deal with them, where we would give them rights to broadcast Olympic, but it’s going to be quite creative and the Olympics in Germany will be, like in other markets, much more robust than it’s ever been. It’ll follow the model that I worked on at NBC with Dick Eversole and Jack Welch and Bob Right. And that was you put a significant amount on broadcast, but our deal would provide a significant amount that would go on our Eurosport channels. We also have a free-to-air channel of Eurosport in Germany along with the full bouquet of content for digital that we would — that would be available to us to make available throughout Germany. So — and we think that this provides not just a good economic package, but it’ll also give us an opportunity to really put on a terrific show in Germany together.

Gunnar Wiedenfels - Discovery Communications, Inc. - CFO

And Doug, just one follow-up on the EPS, to be very clear. Obviously, the reported EPS accretion will depend on the amount of purchase price amortization, allocation amortization that we need to book. That’s, obviously, still being worked out, but we should focus on adjusted EPS.

David M. Zaslav - Discovery Communications, Inc. - CEO, President & Director

Last point on the Olympics if it turns out to be Paris will be a very big deal for us as we have the Olympics across all of Europe in 2024, and the buildup to it is a tremendous amount of excitement all across Europe at the prospect of it. And it really enhances that IP. We have so many Olympic rights that will be leading up to that, and as we put our bouquet of IP together across Europe, the crescendo, if it were to happen, would be very good for us.

Douglas David Mitchelson - UBS Investment Bank, Research Division - MD and Equity Research Analyst, Media

David, do you have a sense of when that would be announced?

David M. Zaslav - Discovery Communications, Inc. - CEO, President & Director

Probably in the — within the next few weeks, I think, yes.

Operator

Our next question will come from the line of Rich Greenfield of BTIG.

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Unidentified Analyst

This is Brandon for Rich. John Malone (inaudible) so-called free radical to combine. Is this step 1 of several? Or are you (inaudible) efficient as you see the media industry rapidly changing? And then just one more, do you see any of the brands that you have in the combined portfolio that may not make sense in the combined company?

David M. Zaslav - Discovery Communications, Inc. - CEO, President & Director

Thanks so much, Brandon. First, John loves this deal as does the Newhouse family. And I would say it’s a very big step 1 because there is no final step for any media company today. But one of the most attractive things about this deal is, not only is it accretive for us, but within 18 to 24 months of this acquisition, we’ll be below 3.5x levered. We’ll have a very flexible balance sheet with a lot of artillery. We’re not out of bullets over the next 2 years. We still have enough room to do some selective purchases that are smaller if we need to. But what’s more important is that within 2 years, we’ll be — in today’s numbers, almost $40 billion company enterprise value with a very strong balance sheet that’ll be levered below 3.5x, and the optionality at that point to look at what else do we need to have sustainable high growth to come out of this terminal value tunnel is one of the big winners. What else do we need to add? Whether we need to add by investing in ourselves in the brands that Scripps has developed and more talent or more acquisitions to assure the fact that we continue to be the leader, the #1 international media company, the leader in sports, the leader in kids and drive our content to all platforms. And so we love the idea that we’re stronger, we’re more optionality with — in less than 2 years after closing. Gunnar? Anything to add to that? No? Okay.

Unidentified Analyst

Anything on the specific brands?

David M. Zaslav - Discovery Communications, Inc. - CEO, President & Director

On the brands, I think we’ll evaluate all of them. At least for us, we had started to move toward looking at our 12 channels here in the U.S. and seeing that a strong 8 maybe the direction that the industry is going. It’s one of the reasons why when we restructured our deals, did all of our new deals so that 85% of the revenue came from 6 of our channels. And the overwhelming majority of ad revenue comes from 6 or 7 of our channels. Ken and Scripps have developed a lot of very strong brands. We haven’t really gotten to it with Ken and the team to try and get their best sense of which — whether all of them are going to be survivors and winners, whether some of them need to be invested in more or maybe some of them could be taken in a different way to mobile, consumer. Ken, you have thoughts on your brands.

Kenneth W. Lowe - Scripps Networks Interactive, Inc. - Chairman, CEO and President

Well, Rich, as an former free radical, no longer floating out there, I — look, I think you bring up a great question, but what we’re finding, and I think you could say the same for Discovery, is some of this brands have a very passionate base that may not necessarily, for the future, be a linear platform or a platform that we necessarily have thought about in the past. So when we think about these brands and especially on a global basis and beyond the deals that David and I have been doing, for, as he said, 30 years, I believe we’ve been together that long, but I think we have to think in terms of might some of these reside in direct-to-consumer type brands, which would have been a different financial model. But it’s way too early, at least — I’m just speaking for the Scripps side, to start thinking about, which brands “go away” as opposed to, which brands are better positioned in a different format in the different delivery, and we are already working on some of those. You’ve heard us talk about, if you take, for example, food and cooking, maybe you’re only interested just in Italian cooking. Maybe you’re only interested in French cooking, comfort cooking. Those are passionate consumer basis that may or may not support a video or social model or short-form model. So I think the great thing about putting these 2 combined companies together, I just have to go back to some of the headline numbers, 8,000 hours we’re creating collectively each year. We have ownership of 300,000 hours. So let’s think more about the opportunities ahead of us, less about what goes away as businesses. What other businesses can we enhance and develop? And to me, that’s the real excitement of the announcement today, Rich.

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JULY 31, 2017 / 12:00PM, DISCA - Discovery Communications Inc Conference Call to Discuss Q2 2017 Earnings and its Definitive Agreement to Acquire Scripps Networks Interactive, Inc.

Operator

Our next question comes from the line of Kannan Venkat of Barclays.

Kannan Venkateshwar - Barclays PLC, Research Division - Director

Just a couple from me. First on the Olympics, Gunnar. So you mentioned the cost recognition schedule over the next [2] years, which is really helpful. On the cash flow front, should we assume a similar scheduler does the cash flow vary compared to the cost recognition of the income statement?

Gunnar Wiedenfels - Discovery Communications, Inc. - CFO

No, you can assume pretty much the same flow there.

Kannan Venkateshwar - Barclays PLC, Research Division - Director

And secondly, on — David, on the skinny bundles, it looks like there was a little bit of an acceleration this quarter on the basis of losses. The acquisition of Scripps, is this one of the ways — is there an ability at least from your end to use Scripps deals with Hulu or YouTube in order to try and negotiate terms to get into some of the skinny bundles? Is that one of the objectives of this deal? And is that possible given how the deals are structured?

David M. Zaslav - Discovery Communications, Inc. - CEO, President & Director

Thank you. We’ve been in discussions with all of those providers. We are on the Sony platform, the DIRECTV NOW platform. I think it probably helps with those discussions to have more channels, to have more — to be in business with them already. I think they’re all going to be learning. They’re launching, and they’re going to be hearing from customers what they like, what they — what’s missing. So I think it’s all a work in progress, but we do think — we have the makings ourselves for a very — the very compelling core of the skinny bundle. And there’s all kinds of optionality whether we go with existing players, new players, we go with other players in the marketplace, we go over the top with other players in the marketplace. There’s a lot of different ways to play it, and we will be really listening to the consumers. There’s no question that there will be an evolution. It exists everywhere else in the world. And more importantly, right now, distributors are starting to offer Netflix. And so it’s just kind of logical to look in the U.S. and see these large contributors that have millions of customers that are broadband only, and the only product that they’re offering them is Netflix. And so they should be offering them a product that — we grew up in business together. We have great content that’s nourishing. And so I think you’ll be seeing existing distributors putting together over-the-top packages. One, because they’ll make money on it; and two, because consumers are buying Netflix, want other products. They want great quality television. They want other choices. And so I think that’ll happen. It’s just a question of how quickly, and we’ll try and accelerate those discussions because we think it’s good for the ecosystem.

Operator

Our next question comes from the line of Jason Bazinet of Citi.

Jason B Bazinet - Citigroup Inc, Research Division - MD and U.S. Cable and Satellite Analyst

I just had one backward-looking question and one forward-looking. Gunnar, the 8.7x you said you paid for this asset, I guess that confuses me because in the release it says $14.4 billion EV, and I think Scripps did about $1.4 billion of EBITDA with new guidance for sort of flat as you move into — from ‘16 to ‘17. And then they don’t control 100% or they consolidate EBITDA, but they don’t own all of food. So can you just explain how you got to 8.7x? And then my second question is for Ken, actually. The U.K. and Poland notwithstanding, what was the main impediment that prevented you from going internationally more aggressively? Was it an underground sales force? Or was it more a function of the content being sort of readily applicable to international markets? And the reason I ask is that might give us some window into how quickly Discovery could pivot and accelerate top line growth.

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Gunnar Wiedenfels - Discovery Communications, Inc. - CFO

All right. So Jason, so the math is as follows: if you take the $90 per share, that takes you to 11.9x for the equity. And there’s about 2.5 — $2.7 billion in net debt and then clearly, we have taken into account minorities and unconsolidated profits. And then the big step back is the $350 million synergy potential that we see, and that takes you back down to that 8.7x range.

Jason B Bazinet - Citigroup Inc, Research Division - MD and U.S. Cable and Satellite Analyst

So it puts in 100% of the multiyear synergies in the ‘17 numbers?

Gunnar Wiedenfels - Discovery Communications, Inc. - CFO

Right.

Jason B Bazinet - Citigroup Inc, Research Division - MD and U.S. Cable and Satellite Analyst

Got it, okay.

Kenneth W. Lowe - Scripps Networks Interactive, Inc. - Chairman, CEO and President

And Jason, it’s Ken. Great question and one that you heard earlier I’m very excited about because if you look at our opportunities on a global basis, this merger was Discovery, this acquisition by Discovery just accelerates it in light-years. If you go back and look at the history of these 2 companies, Discovery very smartly, early on, thought globally where we really have only moved globally in the last 5 years. So if you take the infrastructure, the distribution and quite frankly, the time that Discovery has been developing this global footprint, global distribution network, if you will, they can almost immediately accelerate a lot of our brands that, in my opinion, would have taken several years to really fill out. And some of this is nothing more than just the time, energy and effort it takes to get there. Each country has its own culture, its own challenges, and what we found, and I’ll go back to HGTV in Poland, when we can get our brands into a country, when we can localize them, in the case of HGTV Poland, a lot of Polish content, just not exporting our American continent, but creating content in these categories, food a great example, travel a great example. And you have 2 of the best storytelling and creative content teams in the industry between Discovery and Scripps, and now you take the Discovery infrastructure, and you put our brands into it, it’s just very, very exciting. And I would expect to see our brands accelerate immensely as far as the distribution, popularity and connecting with consumers once the marriage comes together. Hope that answers your question, Jason.

Jason B Bazinet - Citigroup Inc, Research Division - MD and U.S. Cable and Satellite Analyst

So it’s essentially both, on the ground sales, the tailor of the content.

Kenneth W. Lowe - Scripps Networks Interactive, Inc. - Chairman, CEO and President

Yes. Yes, I mean it’s there. They’re there. It takes a while — it takes — David will tell you, it takes a while to build these organizations up to get them structured, to get on the ground. And we have found that, so this really just accelerates everything for Scripps.

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David M. Zaslav - Discovery Communications, Inc. - CEO, President & Director

The only thing that I would add is the great thing about the dual revenue stream cable model as we all know is somewhat of a gated community. And so we’re sitting in a lot of these markets where there’s [50] channels, and we have 10 or 12. And so when we decided it wanted to roll out ID or TLC, we just if those channels and not only do we have infrastructure, but we have channels that are on basic cable with subscriber fees in decent channel positions. And so we can choose to take the content and make our female channels better or we can just flip an existing channel that’s in good position and very quickly have it accelerating and as Ken said, you don’t win by just bringing the U.S. content. We would do local, but local tense to be less extensive, significantly less expensive.

Kenneth W. Lowe - Scripps Networks Interactive, Inc. - Chairman, CEO and President

Yes.

Operator

And our last question comes from the line of Barton Crockett of FBR Capital Markets.

Barton Evans Crockett - FBR Capital Markets & Co., Research Division - Analyst

I guess a couple of things: first, Ken, I was wondering if you could talk about why you’re taking month the cash and this transaction as opposed to get a more equity participation in the combination? And as part of that, is — the trust has been there since the beginning, the TD asset that you created, so they might have had a step up in cost basis, but other relatively to their that’s the first question.

Kenneth W. Lowe - Scripps Networks Interactive, Inc. - Chairman, CEO and President

Sure. First off from day 1, it was all about value, it was all about the right place as far as the Scripps family was concerned for the company other brands and the employees so look at total value over all, and I can speak specifically to the family obviously, but I think the tax issue part of it became less important over time then did what was the right partnership and the right place for SNI, for Scripps networks. So they’re very excited of reuniting, if you will, with the Newhouse family. The Scripps and Newhouse family goes back for a number of years, joint newspaper operations. This Scripps family and John Malone own cable systems together back in the ‘80s and ‘90s. So the opportunity to team once again with great partners, great stakeholders and evaluation that the family felt for all shareholders in the best possible outcome is I think is really what drove the family’s approval of this deal. So taxes are always a consideration, but on top of value is very much about what was right for this company going forward and what was right for the employees. So it’s part of the best way to answer that part.

David M. Zaslav - Discovery Communications, Inc. - CEO, President & Director

I would just sign off by saying how excited we are to welcome all the Scripps employees. It’s going to be several months before the deal closes, but the idea of having them become part of our family, having Ken become part of our family, have all the incredible brands and creativity and energy. And we are so many great people here at Discovery that are jumping at the bid to try and — to get to meet all of you and to work together. And I think it’s going to be a fantastic ride for us. The whole leadership team couldn’t be more excited, and we’re off to the races. So thank you all very much.

Kenneth W. Lowe - Scripps Networks Interactive, Inc. - Chairman, CEO and President

And let me just add one thing because David was so generous with his comments upfront. For a company that I helped create, to be able to bring it to this level and now see the opportunities that Discovery brings to Scripps, that’s exciting. But to turn the keys over to a person who I’ve known, as David said, for over 30 years and have nothing but the utmost respect for on a personal and professional basis, to know that David’s going to be leading these 2 companies forward as they come together, for me it’s personally exciting. And I can’t wait what the future holds because it’s going to be a great run and a great ride, and I’m so pleased and happy for my friend, David.

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David M. Zaslav - Discovery Communications, Inc. - CEO, President & Director

Thank you, Ken, and we’re going to take that ride together. Okay. Thank you, everyone.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude today’s program. You may all disconnect. Everyone, have a great day.